Exhibit 3.1

Docusign Envelope ID: 96009F9A-E722-4AB6-8A93-3C8939D0A158

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☐ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Premier Air Charter Holdings Inc. Entity or Nevada Business Identification Number (NVID): NV20121759001
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series A Preferred Stock (See Exhibit A)
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Series A Preferred Stock (See Exhibit A)
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	DocuSigned by: X Ross Gourdie 6B21A801F0C043E... Signature of Officer Date: 08/06/2025

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 8/1/2023

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Exhibit A

1.           Designation and Authorized Shares. Premier Air Charter Holdings Inc. (the “Corporation”) shall be authorized to issue 100,000 shares of Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”).

2.           Stated Value. The stated value of each issued share of Series A Preferred Stock shall be deemed to be $[64.19] (the “Stated Value”).

3.          Voting. Except as otherwise expressly required by law, each holder of Series A Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation on an as converted basis.

4.           Liquidation. The Series A Preferred Stock shall be entitled to an amount equal to the Stated Value per share upon liquidation.

5.           Conversion. (a)(i) Conversions at Option of Holder. Each share of Series A Preferred Stock shall be convertible into shares of common stock (subject to the limitations set forth in Section 5(a)(ii)) determined by dividing the Stated Value of such share by the Set Price, at the option of the Holder, at any time and from time to time from and after the original issue date. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), to the attention of Chief Financial Officer. Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion to the Corporation by facsimile (the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

(ii) Beneficial Ownership Limitation. (A) The Corporation shall not effect any conversion of the Preferred Stock, and the Holder shall not have the right to convert any portion of the Preferred Stock to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates), as set forth on the applicable Notice of Conversion, would beneficially own in excess of 4.9% of the number of shares of the Common Stock outstanding immediately after giving effect to such conversion. Beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. This restriction may not be waived.

(b) (i) The conversion price for each share of Preferred Stock shall equal $[0.04] (the “Set Price”), subject to adjustment below.

(ii) if the Corporation, at any time while the Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then the Set Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

6.           Fractional Shares. Series A Preferred Stock may only be issued in whole shares and not in fractions of a share. If any interest in a fractional share of Series A Preferred Stock would otherwise be deliverable to a person entitled to receive Series A Preferred Stock, the Corporation shall make adjustment for such fractional share interest by rounding up to the next whole share of Series A Preferred Stock.

7.           Record Holders. The Corporation and its transfer agent, if any, for the Series A Preferred Stock may deem and treat the record holder of any shares of Series A Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation, Powers, Preferences and Rights of Series A Preferred Stock this 6th day of August 2025.

PREMIER AIR CHARTER HOLDINGS

By:	/s/ Ross Gourdie
Ross Gourdie President, Secretary

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